Exhibit 99.1

EQT Reports First Quarter 2011 Earnings; Production Sales Volume Growth of 43%; Fifth Consecutive Quarter of Over 30% Production Sales Growth

PITTSBURGH--(BUSINESS WIRE)--April 28, 2011--EQT Corporation (NYSE: EQT) today announced first quarter 2011 earnings of $122.3 million, $34.2 million higher than the first quarter 2010. Operating cash flow was $249.1 million; 22% higher than the first quarter 2010. Reported earnings per diluted share were $0.82 for the quarter, up from the $0.65 reported in 2010. The quarter included two items that had a positive affect on earnings: a gain on the sale of the Langley natural gas processing complex and a reduction of certain non-income tax accruals; the combined effect was approximately $36.1 million pre-tax earnings, or $0.15 per share after-tax, and did not have a significant impact on operating cash flow.

Highlights for the first quarter 2011 include:

  Production sales volumes were 43% higher than the first quarter 2010; and 11% higher sequentially;
  Forecasted 2011 production sales volumes are now increased to 180 Bcfe; representing a 34% increase over 2010;
  Unit lease operating expense, excluding production taxes (LOE), decreased 28% in the first quarter 2011, to $0.18 per Mcfe. Including production taxes, LOE was $0.37 per Mcfe, an industry leading result; and
  EQT Midstream’s gathered volumes increased by 31% to a record 58.6 TBtus; while the average transportation and gathering cost per Mcfe decreased by 20%.

EQT’s first quarter 2011 operating income was $197.6 million, representing a 17% increase from the same quarter in 2010. Higher revenues attributed to increased production sales volumes, gathering volumes and natural gas liquid (NGL) prices were partially offset by lower realized natural gas prices and storage, marketing and other net revenues. Net operating revenues rose $34.8 million to $357.5 million in the quarter, while net operating expenses only rose by $6.3 million to $159.8 million.

Results by Business

EQT Production

Driven by horizontal drilling in the Marcellus shale, EQT Production achieved production sales volumes of 43.0 Bcfe in the first quarter 2011; 43% higher than the first quarter 2010; and 11% higher sequentially over the fourth quarter 2010. Marcellus shale wells accounted for approximately 37% of EQT’s production sales volumes, up from approximately 13% in the first quarter 2010. Daily sales from Marcellus wells averaged 178 MMcfd for the quarter and are now expected to reach 280 MMcfd by year-end 2011. Production sales volumes are now forecasted to be 180 Bcfe in 2011; 34% higher than in 2010.

Operating income for the first quarter of 2011 was $82.3 million, compared to $73.1 million in the same period last year. Production operating revenues for the quarter were $173.0 million, 20% higher, driven by the 43% volume increase and higher NGL prices, partially offset by lower realized wellhead natural gas prices.

EQT Production's sales volumes consisted of approximately 7% liquids, excluding ethane, from its liquids-rich Huron play in Kentucky and Marcellus play in West Virginia. EQT Corporation realized an average unhedged premium over the NYMEX natural gas price of $1.27 per Mcfe as a result of its liquids-rich production and positive basis differential to Henry Hub.

Consistent with EQT Production’s growth, operating expenses for the quarter were $90.7 million; $19.5 million higher than reported for the first quarter of 2010. Depreciation, depletion and amortization (DD&A) expense was $16.9 million higher, primarily due to increases in produced volumes. Selling, general and administrative (SG&A) expense was $15.4 million for the quarter; $3.0 million higher than the first quarter 2010.

Per unit LOE, including production taxes, decreased 30% to $0.37 per Mcfe, as a result of higher volumes and lower production taxes. Excluding production taxes, per unit LOE decreased by 28% to $0.18 per Mcfe.

The company drilled 52 gross wells during the first quarter 2011. Of these wells, 51 were horizontal wells; 28 targeting the Huron play with an average length of pay of 4,575 feet; and 23 targeting the Marcellus play with an average length of pay of 4,775 feet.

EQT Midstream

EQT Midstream achieved first quarter 2011 operating income of $66.6 million; $13.9 million higher than the same period of 2010. Net gathering revenues increased 21% to $59.0 million in the first quarter 2011. The increased gathering revenue was driven primarily by a 31% increase in gathered volumes. In addition, during this period, the Midstream group reduced its gathering rate by 8%. Net transmission revenues totaled $26.4 million, a 22% increase over the same quarter of 2010. The revenue increase was fueled by the increased sale of capacity associated with the initial phase of the Equitrans Marcellus expansion project, which came on-line in the fourth quarter 2010. Net storage, marketing and other revenues totaled $21.2 million; $10.0 million lower than the first quarter 2010, primarily due to the reduction of seasonal natural gas price volatility and spreads. Processing fees were $2.5 million lower than in the first quarter 2010, as EQT Midstream owned the Langley natural gas processing complex for one month during the first quarter 2011, compared to three months of the first quarter in 2010.

Operating expenses for the quarter were $39.9 million; $8.9 million lower than in the first quarter of 2010. Reductions of non-income tax reserves totaling $10.2 million more than offset higher growth-related operating and maintenance (O&M) expense. EQT Midstream’s unit costs to gather and transport EQT Production sales volumes were 20% lower, at $0.40 per Mcfe, resulting from the increased volumes.

Distribution

Distribution’s first quarter 2011 operating income totaled $53.4 million, compared to $47.4 million for the same period in 2010. Total net operating revenues for the first quarter 2011 were $77.9 million, $1.1 million higher than last year, primarily as a result of colder weather year-over-year. Operating expenses were $4.9 million lower year-over-year, resulting from a reduction of non-income tax reserves and lower bad debt expense.

Other Business

Sale of Langley Natural Gas Processing Complex

On February 1, 2011, EQT completed the sale of its Langley natural gas processing complex to MarkWest Energy Partners for $230.5 million. EQT realized a $22.8 million pre-tax gain on the transaction.

Non-Income Taxes

During the quarter, several outstanding non-income tax matters, primarily related to property taxes, were settled with the applicable governmental agencies. Reserves previously booked to cover potential liabilities were reduced in the quarter to reflect the actual amounts owed. EQT Midstream O&M decreased by $10.2 million and Distribution SG&A decreased by $3.1 million, primarily as a result of these settlements.

Hedging

EQT recently added to its production hedge position for 2011 through 2013. As of April 27, 2011, the company’s production sales volumes are approximately 55% hedged for 2011. The company’s total hedge positions for 2011 through 2013 production are:

	2011**	2012	2013
Swaps
Total Volume (Bcfe)	56	42	3
Average Price per Mcf (NYMEX)*	$4.86	$5.28	$5.62

Puts
Total Volume (Bcfe)	2	–	–
Average Floor Price per Mcf (NYMEX)*	$7.35	$–	$–

Collars
Total Volume (Bcfe)	16	21	15
Average Floor Price per Mcf (NYMEX)*	$6.52	$6.51	$6.12
Average Cap Price per Mcf (NYMEX)*	$11.88	$11.83	$11.80
*	The above price is based on a conversion rate of 1.05 MMBtu/Mcf
**	April through December

Operating Income

The company reports operating income by segment in this press release. Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended
	March 31,
	2011	2010
Operating income (thousands):
EQT Production	$82,329	$73,117
EQT Midstream	66,633	52,691
Distribution	53,367	47,419
Unallocated expenses	(4,702)	(4,114)
Operating income	$197,627	$169,113

Unallocated expenses are primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments. For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company's statements of consolidated income and on EQT Midstream's operational and financial report is the earnings from the company's ownership interest in Appalachian Natural Gas Trust. Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) on the attached operational and financial reports.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering and transportation of the produced gas. EQT’s average wellhead sales price for the three months ended March 31, 2011 and 2010 were as follows:

	Three Months Ended
	March 31,
	2011	2010

Average NYMEX price ($ / Mcfe)	$4.11	$5.30
Average net liquids revenues	1.08	1.09
Average basis	0.19	0.22
Hedge impact	0.46	0.22
Average hedge adjusted price ($ / Mcfe)	$5.84	$6.83

Revenues to EQT Midstream ($ / Mcfe)	$(1.46)	$(1.71)
Third-party gathering, processing and transportation	(0.41)	(0.38)
Total revenue deductions	(1.87)	(2.09)
Average wellhead sales price to EQT Production ($ / Mcfe)	$3.97	$4.74

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$1.46	$1.71
Revenues to EQT Production	3.97	4.74
Average wellhead sales price to EQT Corporation	$5.43	$6.45

Unit Costs

EQT’s unit costs to produce, gather and transport EQT's produced natural gas were:

	Three Months Ended
	March 31,
	2011	2010

Production segment costs: ($ / Mcfe)
LOE	$0.18	$0.25
Production taxes	0.19	0.28
G&A	0.35	0.39
	$0.72	$0.92
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.40	$0.50
SG&A	0.16	0.18
	0.56	0.68
Total ($ / Mcfe)	$1.28	$1.60

Non-GAAP Disclosures

Operating Cash Flow

Operating cash flow is presented as an accepted indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statement of cash flows to be included in the company’s Form 10-Q for the three months ended March 31, 2011 and 2010.

	Three Months Ended
	March 31,
(thousands)	2011	2010
Net Income:	$122,255	$88,065
Add back (deduct):
Deferred income taxes	70,716	50,150
Depreciation, depletion and amortization	78,398	61,879
Gain on sale of Langley natural gas processing complex	(22,785)	–
Gain on sale of available-for-sale-securities	(4,015)	–
Other items, net	4,520	4,190
Operating cash flow:	$249,089	$204,284

Add back (deduct):
Changes in operating assets and liabilities	(21,575)	71,129
Net cash provided by operating activities	$227,514	$275,413

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses, both of which exclude purchased gas costs, are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost, which is subject to commodity price volatility and a significant portion of which is passed on to customers with no income impact, is typically excluded by management in such analyses.

	Three Months Ended
	March 31,
(thousands)	2011	2010
Net operating revenues	$357,457	$322,678
Plus: Purchased gas cost	98,214	113,962
Operating revenues	$455,671	$436,640

Net operating expenses	$159,830	$153,565
Plus: Purchased gas cost	98,214	113,962
Operating expenses	$258,044	$267,527

EQT's conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today will cover first quarter 2011 financial and operational results and other matters, and will be broadcast live via EQT's web site, http://www.eqt.com and on the Investor information page from the company’s web site available at http://ir.eqt.com, and will be available for seven days.

EQT management speaks to investors from time to time. Slides for these discussions will be available online via EQT's web site. The slides may be updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

Daily sales are the total sales volumes per day (or daily production) is an operational estimate of the daily sales volume on a typical day (excluding curtailments).

Unit development costs (or unit costs) are calculated as direct costs to drill a well (or cost per well) divided by the gross EUR of the well. Direct costs do not include capitalized overhead.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release and/or made during the first quarter earnings conference call contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs (including the Equitrans Marcellus expansion project) and technology, transactions, including asset sales and/or joint ventures involving the company’s assets, production and sales volumes, revenue projections, reserves, EUR, internal rates of return (IRR), midstream costs, F&D costs, operating costs, well costs, the expected decline curve, the expected feet of pay, capital expenditures, financing requirements and availability, projected operating cash flows, hedging strategy, the effects of government regulation and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2010, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission and distribution. Additional information about the company can be obtained through the company’s web site, http://www.eqt.com. Investor information is available on EQT’s web site at http://ir.eqt.com. EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.

EQT CORPORATION AND SUBSIDIARIES

	Three Months Ended
	March 31,
	2011	2010
OPERATIONAL DATA

Sales Volumes
Natural gas sales volumes (MMcf)	40,135	27,491
NGL sales volumes (Mbbls)	726	618
Crude oil sales volumes (Mbbls)	31	21
Total produced sales volumes (MMcfe)	43,047	30,000

NYMEX	$4.11	$5.30

Average wellhead price to EQT Corporation (including hedges)
Natural gas ($/Mcf)	$4.83	$5.86
NGLs ($/Bbl)	$52.09	$49.95
Crude oil ($/Bbl)	$78.39	$75.95
Total ($/Mcfe)	$5.43	$6.45

Average wellhead price to EQT Corporation (excluding hedges)
Natural gas ($/Mcf)	$4.33	$5.62
NGLs ($/Bbl)	$52.09	$49.95
Crude oil ($/Bbl)	$78.39	$75.95
Total ($/Mcfe)	$4.97	$6.24

Capital expenditures (thousands)	$263,428	$217,527

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

Operating revenues	$455,671	$436,640

Operating expenses:
Purchased gas costs	98,214	113,962
Operation and maintenance	25,055	34,518
Production	16,111	16,621
Exploration	1,375	1,335
Selling, general and administrative	38,891	39,212
Depreciation, depletion and amortization	78,398	61,879
Total operating expenses	258,044	267,527

Operating income	197,627	169,113

Gain on sale of Langley natural gas processing complex	22,785	-
Gain on sale of available-for-sale-securities	4,015	-
Equity in earnings of nonconsolidated investments	2,358	2,527
Other income	431	527
Interest expense	32,852	34,134
Income before income taxes	194,364	138,033
Income taxes	72,109	49,968
Net income	$122,255	$88,065

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	149,271	134,084
Net income	$0.82	$0.66

Diluted:
Weighted average common shares outstanding	150,002	135,009
Net income	$0.82	$0.65
(A)

Due to the seasonal nature of the company's natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three month period are not indicative of results for a full year.

EQT PRODUCTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2011	2010

OPERATIONAL DATA

Natural gas, NGL and oil production (MMcfe)	44,526	31,397
Company usage, line loss (MMcfe)	(1,479)	(1,397)
Total sales volumes (MMcfe)	43,047	30,000

Average daily sales volumes (Mmcfe/d)	478	333

Sales of volume detail (MMcfe)
Horizontal Huron Play	10,343	8,777
Horizontal Marcellus Play	15,990	3,765
CBM Play	3,379	3,184
Other (vertical non-CBM)	13,335	14,274
Total sales of produced natural gas	43,047	30,000

Average wellhead sales price ($/Mcfe) (b)	$3.97	$4.74

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.18	$0.25
Production taxes ($/Mcfe)	$0.19	$0.28
Production depletion ($/Mcfe)	$1.25	$1.24

Revenues (thousands)
Natural gas	$130,706	$109,683
NGLs	37,819	30,869
Crude oil	2,430	1,595
Other	2,087	2,216
Total operating revenues	$173,042	$144,363

Production depletion (thousands)	$55,612	$38,977
Other depreciation, depletion and amortization (thousands)	2,222	1,933
Total depreciation, depletion and amortization (thousands)	$57,834	$40,910

Capital expenditures (thousands)	$226,972	$178,415

FINANCIAL DATA (Thousands)

Total operating revenues	$173,042	$144,363

Operating expenses:
Lease operating expense excluding production taxes	7,800	7,803
Production taxes	8,311	8,818
Exploration expense	1,375	1,335
Selling, general and administrative	15,393	12,380
Depreciation, depletion and amortization	57,834	40,910
Total operating expenses	90,713	71,246

Operating income	$82,329	$73,117
(a)

NGLs were converted to Mcf at the rate of 3.75 Mcfe per barrel and 3.86 Mcfe per barrel based on the liquids content for the three months ended March 31, 2011 and 2010, respectively, and crude oil was converted to Mcfe at the rate of six Mcfe per one barrel for both periods.

(b)

Average wellhead sales price is calculated as market price adjusted for hedging activities less deductions for gathering and transmission. These deductions included those reported as revenue in EQT Midstream which totaled $1.46 per Mcfe and $1.71 per Mcfe for the three months ended March 31, 2011 and 2010, respectively. Additionally, third-party gathering and transportation deductions totaled $0.41 per Mcfe and $0.38 per Mcfe for the three months ended March 31, 2011 and 2010, respectively.

EQT MIDSTREAM
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2011	2010

OPERATIONAL DATA

Gathered volumes (BBtu)	58,622	44,623
Average gathering fee ($/MMBtu)	$1.01	$1.10
Gathering and compression expense ($/MMBtu)	$0.30	$0.37

Transmission and storage:
Transmission pipeline throughput (BBtu)	35,562	24,993

Net operating revenues (thousands):
Gathering	$58,981	$48,734
Transmission	26,389	21,553
Storage, marketing and other	21,152	31,188
Total net operating revenues	106,522	101,475

Unrealized (losses) on mark-to-market and fair value derivative activities (thousands) (a)	$(594)	$-

Capital expenditures (thousands)	$29,105	$34,687

FINANCIAL DATA (Thousands)

Total operating revenues	$141,662	$154,596
Purchased gas costs	35,140	53,121
Total net operating revenues	106,522	101,475

Operating expenses:
Operating and maintenance	14,327	23,228
Selling, general and administrative	10,854	10,632
Depreciation and amortization	14,708	14,924
Total operating expenses	39,889	48,784

Operating income	$66,633	$52,691

Equity in earnings of nonconsolidated investments	$2,321	$2,464
Other income	$346	$195
(a)	Included within storage, marketing and other operating revenue.

DISTRIBUTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2011	2010

OPERATIONAL DATA

Heating degree days (30-yr avg: 2,930)	2,936	2,860

Residential sales and transportation volume (MMcf)	12,024	11,865
Commercial and industrial volume (MMcf)	11,131	11,436
Total throughput (MMcf)	23,155	23,301

Net operating revenues (thousands):
Residential	$50,950	$49,630
Commercial & industrial	21,179	19,823
Off-system and energy services	5,764	7,388
Total net operating revenues	$77,893	$76,841

Capital expenditures (thousands)	$6,219	$3,975

FINANCIAL DATA (Thousands)

Total operating revenues	$195,091	$222,255
Purchased gas costs	117,198	145,414
Net operating revenues	77,893	76,841

Operating expenses:
Operating and maintenance	10,321	10,600
Selling, general and administrative	8,248	12,828
Depreciation and amortization	5,957	5,994
Total operating expenses	24,526	29,422

Operating income	$53,367	$47,419

CONTACT:
EQT Corporation
Analysts:
Patrick Kane, Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Media:
Karla Olsen, Public Relations Manager, 412-553-5726
kolsen@eqt.com